 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Matinas Biopharma Holdings, Inc. on Form S8 (File No. 333-203141) and Registration Statement Form S8 (File No. 333-198488) of our report dated March 30, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014, which report is included in this Annual Report on Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

Iselin, New Jersey

March 30, 2016